UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 10, 2016

DEMAND MEDIA, INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-35048	20-4731239
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

1655 26th Street Santa Monica, California	90404
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (310) 656-6253

Not Applicable

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 10, 2016, the Board of Directors (the “Board”) of Demand Media, Inc. (the “Company”) elected Mitchell Stern to serve as a Class II director. As a Class II director, Mr. Stern will be up for reelection at the Company’s annual meeting of stockholders to be held in 2018. Mr. Stern was also appointed to serve as the Chairman of the Company’s Audit Committee (the “Audit Committee”), replacing Brian Regan who will no longer serve on the Audit Committee. On February 10, 2016, Mr. Regan was also appointed to serve as the Chairman of the Company’s Nominating and Corporate Governance Committee (the “Nominating Committee”).

Mr. Stern has over 25 years of experience with media companies, serving in both financial and lead operational roles over that span. Mr. Stern served as the Chief Executive Officer of Freedom Communications, Inc., a media company that operated newspapers, web properties and other specialty publications, from July 2010 to July 2012, and as the President and Chief Executive Officer of DIRECTV Holdings LLC, a direct broadcast satellite service provider and broadcaster in the United States, from December 2003 to March 2005. Prior to joining DIRECTV, Mr. Stern was Chairman and Chief Executive Officer of Fox Television Stations, Inc. and Twentieth Television from 1998 to 2003 and President and Chief Operating Officer of the Fox Television Stations from 1993 to 1998. Mr. Stern has previously served on the boards of Triton Media Group, LLC, Freedom Communications, and LIN Television, the audit committees of Freedom Communications and LIN Television and the compensation committee of Triton Media Group. Mr. Stern received an M.B.A. from the University of Chicago and a B.A. from the University of Pennsylvania.

There are no arrangements between Mr. Stern and any other person pursuant to which Mr. Stern was selected as a director, nor are there any transactions to which the Company or any of its subsidiaries is a party and in which Mr. Stern has a material interest subject to disclosure under Item 404(a) of Regulation S-K. Mr. Stern is eligible to receive compensation pursuant to the Company’s Outside Director Compensation Program, which is described below.

In conjunction with Mr. Stern’s election to the Board, on February 10, 2016, Victor Parker resigned from the Board as a Class I director and was reelected as a Class II director who will be up for reelection at the Company’s annual meeting of stockholders to be held in 2018. The resignation and reelection of Mr. Parker was effected solely to more evenly distribute the number of directors among each of the Company’s three classes of directors in accordance with the requirements of the Delaware General Corporation Law. For all other purposes, Mr. Parker’s service on the Board is deemed to have continued uninterrupted.

Outside Director Compensation Program

On February 10, 2016, the Board approved certain changes to the Company’s outside director compensation program (the “Director Compensation Program”), which provides for compensation to each independent director who is not affiliated with any of Oak Investment Partners, Spectrum Equity Investors or Generation Partners (the “Outside Directors”). The revised Director Compensation Program provides for annual cash retainers of (i) $50,000 for serving on the Board and $100,000 for serving as the non-executive chairman of the Board; (ii) $25,000 for serving as the Chairman of the Audit Committee and $12,500 for serving as a member of the Audit Committee; (iii) $15,000 for serving as the Chairman of the Company’s Compensation Committee and $7,500 for serving as a member of the Company’s Compensation Committee; and (iv) $10,000 for serving as the Chairman of the Nominating Committee and $5,000 for serving as a member of the Nominating Committee. Each Outside Director is also eligible to receive an initial equity award granted on or after the date on which such Outside Director is initially elected to the Board, with an aggregate grant date fair value of $150,000 consisting of a restricted stock unit (“RSU”) award with a grant date fair value of $75,000 and a non-qualified stock option award with a grant date fair value of $75,000, each of which vests over three years. In addition to this initial equity award, each Outside Director who is serving on the Board on the day preceding any annual meeting of stockholders (excluding any Outside Director who received an initial grant in the same calendar year) and whose service will continue following the annual meeting is entitled to receive an equity award granted as of the date of the annual stockholder meeting with an aggregate grant date fair value of $75,000, comprised of an RSU award with a grant date fair value of $37,500 and a non-qualified stock option award with a grant date fair value of $37,500, each of which vests over three years.  In addition to the foregoing, if the Board has a non-executive chairman, the non-executive chairman is entitled to an annual RSU award with a grant date fair value of $50,000, which vests over two years. All equity awards granted pursuant to the Director Compensation Program are subject to the Outside Director’s continued service on the Board and are subject to acceleration upon the occurrence of specified events.

Item 9.01       Financial Statements and Exhibits.

(d)      Exhibits

Exhibit No.	Description

10.1	Outside Director Compensation Program of Demand Media, Inc. (updated as of February 2016)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 12, 2016	DEMAND MEDIA, INC.

	By:	/s/ Daniel Weinrot
Daniel Weinrot
Executive Vice President and General Counsel

INDEX TO EXHIBITS

Exhibit No.	Description

10.1	Outside Director Compensation Program of Demand Media, Inc. (updated as of February 2016)